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                                                                    EXHIBIT 99.2

[EYETECH LOGO]

FOR IMMEDIATE RELEASE

MEDIA       CHRIS SMITH
CONTACT:    PUBLIC RELATIONS & CORPORATE COMMUNICATIONS
            EYETECH PHARMACEUTICALS, INC.
            Office: (212) 824-3203
            Mobile: (973) 489-5076
            E-mail: chris.smith@eyetech.com

INVESTOR    GLENN SBLENDORIO
CONTACT:    CHIEF FINANCIAL OFFICER
            EYETECH PHARMACEUTICALS, INC.
            Office: (212) 824-3121
            E-mail: glenn.sblendorio@eyetech.com

    MACUGEN(R) (PEGAPTANIB SODIUM INJECTION) STUDIED IN TREATMENT OF DIABETIC
           MACULAR EDEMA (DME) AND OTHER DIABETIC RETINOPATHY LESIONS

Improvement in diabetic retinopathy score noted in review of retinal photographs

    Phase 2/3 studies will examine potential role of Macugen in both diabetic macular edema (DME) and progression of diabetic retinopathy

NEW YORK, MAY 5, 2005 - EYETECH PHARMACEUTICALS, INC. (NASDAQ: EYET) announced today that imaging data from a Phase 2 study of Macugen(R) (pegaptanib sodium injection) in diabetic macular edema (DME) showed a reversal of capillary microaneurysms, retinal ischemia and neovascularization - all important signs of diabetic retinopathy. These new preliminary observations from the Macugen Phase 2 DME trial were presented today at the 2005 Association for Research in Vision and Ophthalmology annual meeting in Fort Lauderdale, Fla. Macugen is indicated in the United States for the treatment of neovascular age-related macular degeneration (neovascular AMD) and is not approved for the treatment of DME. For full prescribing information about Macugen, please visit www.macugen.com.

"Researchers reviewed photographs of the retina and noted evidence of regression of retinal neovascularization and other signs of diabetic retinopathy in patients treated with Macugen. We also found an improvement on the diabetic retinopathy severity scale, which suggests that Macugen may have helped slow or even reverse the progression of the disease," said Larry Singerman, M.D., Clinical Professor of

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Ophthalmology at Case University School of Medicine and President of Retina
Associates of Cleveland. "While no final conclusions can be drawn from these preliminary and limited data as to the efficacy of Macugen in diabetic retinopathy, we are encouraged by the potential implication of these findings, which are consistent with our current understanding of the role of VEGF in diabetic retinopathy. We look forward to future research to confirm this important hypothesis."

As previously announced, Eyetech and Pfizer plan to conduct a pivotal Phase 2/3 DME clinical trial that will include the diabetic retinopathy score as a pre-specified secondary endpoint. This trial is expected to begin in the second half of 2005.

"There is a tremendous unmet medical need for the 5.3 million of people in the U.S. who suffer from diabetic retinopathy. We are hoping that future trials may demonstrate that Macugen is effective in treating or preventing the progression of diabetic retinopathy," said Anthony P. Adamis, M.D., Chief Scientific Officer of Eyetech. "Eyetech remains focused on diseases affecting the back of the eye because we believe these represent the largest unmet needs in ophthalmology. Our clinical development program for Macugen, in partnership with Pfizer, continues to progress."

FINDINGS IN RETROSPECTIVE SUBGROUP ANALYSIS OF MACUGEN DME PHASE 2 DATA

Researchers conducted a retrospective analysis of 69 patients within the Macugen
0.3 mg and usual care arms who had recognized and gradable diabetic retinopathy at both baseline and week 36. In these two arms of the trial, patients treated with Macugen 0.3 mg therapy showed an improvement in the ETDRS diabetic retinopathy severity scale, a standard for monitoring the progression of retinopathy. At week 36, 11 of the 39 Macugen 0.3 mg dosed patients (28.2 percent) showed improvement of > or = 1 step versus four of 30 in the sham group (13.3 percent). In addition, a higher proportion of Macugen patients (five of 39, 12.8 percent) showed an improvement of > 2 steps at week 36 compared to sham group (one of 30, 3.3 percent).

Another retrospective analysis from these two arms of the trial included 82 patients for whom assessment of retinal ischemia data was available at both baseline and week 36 (43 patients receiving 0.3 mg Macugen, 39 patients receiving usual care). In this analysis, 16 percent of Macugen patients had less capillary loss, compared to five percent of patients receiving usual care.

In another analysis of all patients treated with Macugen, (0.3 mg, 1 mg, 3 mg doses), 13 were noted to have retinal neovascularization upon their baseline examination. Of these 13 patients, regression in retinal

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neovascularization was noted at week 36 in eight (62 percent), while no regression of neovascularization was recognized in sham patients who had neovascularization at baseline. As well, recurrence of neovascularization followed discontinuation of Macugen in three of the eight subjects (38%) at week 52.

MORE ABOUT THE PHASE 2 DME STUDY

In a Phase 2, double-masked, sham-controlled study of 172 DME patients, 73 percent of patients receiving 0.3 mg Macugen experienced stable or improved vision at week 36, compared to 51 percent of patients who received sham (p=0.023). Among Macugen 0.3 mg patients: 59 percent reported vision gain of at least one line (5 letters) versus 34 percent of sham (p=0.010); 34 percent reported vision gain of at least two lines (10 letters) versus 10 percent of sham (p=0.003); and 18 percent reported vision gain of at least three lines (15 letters) versus seven percent of sham (p=0.12). In addition, 42 percent of patients receiving Macugen 0.3 mg showed a decrease in mean retinal thickness of at least 100 microns, compared to 16 percent of sham. As well, at the end of the study, only half as many patients who received Macugen needed additional laser therapy compared to those receiving usual care (25% vs. 48%).

ABOUT DIABETIC RETINOPATHY

Diabetic retinopathy is a disease affecting the blood vessels of the retina, resulting in multiple abnormalities including retinal thickening or edema, hemorrhages, impeded blood flow (retinal ischemia), excessive leakage of fluid from blood vessels and, in the final stages, abnormal blood vessel growth. Such blood vessel growth (proliferative diabetic retinopathy) can lead to hemorrhages and severe retinal damage. When the blood vessel leakage causes swelling within the macula, it is referred to as DME.

According to the American Diabetes Association (ADA), there are at least 18 million people diagnosed with diabetes in the United States. After 10 years of disease duration, 75 percent of diabetics have developed some form of diabetic retinopathy. Diabetes is the leading cause of blindness in adults 20 to 74 years of age in the United States, and DME is the leading cause of vision loss for patients with diabetes. In the United States, there are approximately 500,000 people suffering from DME, with approximately 75,000 new cases each year. There is a significant unmet medical need for a new therapy for this disease.

ABOUT MACUGEN

Macugen is indicated in the United States for the treatment of neovascular age-related macular degeneration (neovascular AMD) and is administered in a 0.3 mg dose once every six weeks by intravitreal injection.

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Macugen is a pegylated anti-VEGF aptamer, which binds to vascular endothelial growth factor (VEGF). VEGF is a protein that plays a critical role in angiogenesis (the formation of new blood vessels) and increased permeability (leakage from blood vessels), two pathological processes that contribute to the vision loss associated with neovascular AMD.

IMPORTANT SAFETY INFORMATION

Macugen is contraindicated in patients with ocular or periocular infections.

Intravitreal injections including those with Macugen have been associated with endophthalmitis. Proper aseptic injection technique - which includes use of sterile gloves, a sterile drape, and a sterile eyelid speculum (or equivalent) - should always be utilized when administering Macugen. In addition, patients should be monitored during the week following the injection to permit early treatment, should an infection occur.

Increases in intraocular pressure (IOP) have been seen within 30 minutes of injection with Macugen. Therefore, IOP as well as the perfusion of the optic nerve head should be monitored and managed appropriately.

Serious adverse events related to the injection procedure occurring in <1% of intravitreal injections included endophthalmitis, retinal detachment, and iatrogenic traumatic cataract.

Most frequently reported adverse events in patients treated for up to two years were anterior chamber inflammation, blurred vision, cataract, conjunctival hemorrhage, corneal edema, eye discharge, eye irritation, eye pain, hypertension, increased IOP, ocular discomfort, punctate keratitis, reduced visual acuity, visual disturbance, vitreous floaters, and vitreous opacities. These events occurred in approximately 10% to 40% of patients.

ABOUT EYETECH PHARMACEUTICALS, INC.

Eyetech Pharmaceuticals, Inc. is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. Eyetech's initial focus is on diseases affecting the back of the eye. Eyetech is commercializing and further developing Macugen(R) (pegaptanib sodium injection) with Pfizer Inc for the treatment of neovascular AMD. Macugen is also being studied for other indications including diabetic macular edema and retinal vein occlusion.

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EYETECH SAFE HARBOR STATEMENT

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future clinical trials, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to successful recruitment of patients for the clinical development of Macugen in DME; successful outcomes in the further clinical development of Macugen; regulatory approval of Macugen for DME; continued acceptance of Macugen by the medical community, by patients receiving therapy and by third party payors for neovascular AMD; supplying sufficient quantities of Macugen to meet anticipated market demand; our dependence on third parties to manufacture Macugen; the impact of competitive products and potentially competitive product candidates; our dependence on our strategic collaboration with Pfizer; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; new information arising out of clinical trial results; and the success of Macugen's recent launch for use in neovascular AMD. These and other risks are described in greater detail in the "Risk Factors" section of our most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

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